Dan Barnett
                    5514 W. University Blvd, Dallas, TX 75209
                         (214) 926-3344 Fax: 214453-4219
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April 30, 2008

TO: Ron Johnson
Mortgage Assistance Center Corporation
Mortgage Assistance Corporation

RE: Board Resignation

I hereby submit my resignation from the Board of Directors effective immediately due to my disagreement regarding certain Board actions and the direction that senior management has taken the Company with respect to its operations, policies and practices. I believe that these actions are not in the best interests of the Company's shareholders.

My primary concern is that management has made a number of major decisions on its own initiative without the assent of; without notice to, or without supplying adequate information to the Company's board of directors. I view the relationship between senior management and the board of directors as an extremely unhealthy relationship. In my experience, management's interactions with the board is characterized by a lack of communication, cooperation and respect. Moreover, I feel that management has failed to keep the board of directors informed of important issues facing the company or failed to do so in a timely fashion. Examples of decisions that were made without board approval, without adequate notice or without supplying adequate information to the Company's board of directors prior to the board of directors taking any action (if any action was taken at all) include the following: the financing arrangement with FAX, LP, a private venture capital firm, and the related amendment to the Company's articles of incorporation and related issuance of preferred stock to 'FAX, LP; the ongoing financial condition of the Company including the Company's ability to pay its obligations as they become due; the financing arrangement with CSSF Master Fund, LP and LBL Partners, Ltd.; the appointment of Dennis Downey as a director without my approval or notice regarding the consideration of his appointment; the lack of communication to me regarding the resignation of Mr. Payne and Mr. Hensel as directors, and the appointment and termination of certain members of senior management. Additionally, I am concerned regarding the Company's failure to file Form 8-Ks regarding the appointment of Dennis Downey as a director and the resignation of Messrs. Payne and Hensel as directors.

For some time I have made my analyses and observations known in an increasingly vociferous manner to the other members of the Board of Directors and senior management. I am not having any useful effect on the Board of Directors or with senior management.


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                                   Dan Barnett
                    5514 W. University Blvd, Dallas, TX 75209
                        (214) 926-3344 Fax: 214-853-4219
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Please take  whatever  steps are  necessary to remove my name from all materials that include me as a director and file the appropriate disclosures with respect to my resignation.




Regards,


/s/ Dan Barnett
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Dan Barnett
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